UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 1, 2010

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2010, the Board of Directors (the “Board”) of Inspire Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee of the Board, appointed George B. Abercrombie as a director. Upon his appointment to the Board, Mr. Abercrombie was also appointed to the Company’s Audit Committee.

There are no arrangements or understandings between Mr. Abercrombie and the Company or any employee or affiliate of the Company, pursuant to which Mr. Abercrombie was selected as a director.

In connection with his appointment, Mr. Abercrombie received stock options to purchase 2,371 and 18,970 shares of the Company’s common stock at a purchase price of $6.28 per share, the fair market value of the Company’s common stock on the grant date. The stock option to purchase 2,371 shares will vest on the date of the Company’s 2010 Annual Meeting of Stockholders. The stock option to purchase 18,970 shares will vest quarterly over three years commencing on the date of grant as follows: 40% of such shares in year one, 30% of such shares in year two, and 30% of such shares in year three.

Mr. Abercrombie also received grants of 1,592 and 12,739 restricted stock units. The grant of 1,592 restricted stock units will vest on the date of the 2010 Annual Meeting of Stockholders. The grant of 12,739 restricted stock units will vest as follows: 40% of such units on June 1, 2011; 30% of such units on June 1, 2012, and 30% of such units on June 1, 2013 (or the date of the 2013 Annual Meeting of Stockholders, if earlier).

Mr. Abercrombie, age 55, most recently served as the President and CEO of Hoffmann-La Roche Inc. and Head of North American Pharmaceutical Operations from 2001 through December 2009. During this time, he led the North American Pharmaceutical Operations for the Roche Group in the U.S. and Canada. In addition to the aforementioned position, Mr. Abercrombie brings extensive pharmaceuticals experience to his new role at the Company, as described in a press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

99.1	Press release dated March 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi,
Senior Vice President, General Counsel and Secretary

Dated: March 5, 2010

EXHIBIT INDEX

No.	Description

99.1	Press release dated March 1, 2010